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Exhibit 99.1

At Photon Dynamics Beth Popham Corporate Communications Manager beth.popham@photondynamics.com 408.360.3550	At ART Advanced Research Technologies Inc. Sébastien Gignac Vice President, Corporate Affairs and Secretary sgignac@art.ca 514.832.0777

FOR IMMEDIATE RELEASE

PHOTON DYNAMICS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
INFRARED SCREENING AND INSPECTION SOLUTIONS

Acquisition Expected to Expand Yield Management Applications for Electronics Division

San Jose, CA (July 3, 2002)—Photon Dynamics, Inc. (Nasdaq NM: PHTN), a leading provider of integrated yield management solutions for the display, electronics and glass markets, today announced it has signed a definitive agreement to acquire the Infrared Screening and Inspection Solutions (ISIS) Division of ART Advanced Research Technologies Inc. (ART) (Toronto Stock Exchange: ARA) for $5.5 million in cash.

Based in Montreal, Quebec, Canada, ART is a leading developer of optical and infrared imaging technologies for the detection of anomalies in the medical sector and the electronics industry. The patented ISIS® infrared verification system provides an innovative, fast, and cost effective end-of-line screening, and off-line inspection and failure analysis tool to help manufacturers achieve a higher level of process and yield improvement in the electronics printed wiring assembly (PWA) industry.

Photon Dynamics believes the acquisition will extend its product portfolio and intellectual property with the additional product offerings for broad fault coverage of PWAs, thereby expanding its yield management capabilities for original equipment manufacturers (OEMs) and electronic manufacturing services (EMS) companies in the electronics industry.

The transaction is expected to close in July 2002 and is contingent upon the usual closing conditions. For accounting purposes, the acquisition will be treated as a purchase transaction.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the display, electronics and glass markets. Photon Dynamics' patented image acquisition and image processing technology, electro-optical design, and systems engineering expertise are currently used for test, repair and inspection of flat panel displays; inspection of cathode ray tube displays and automotive glass; and inspection of printed wiring assemblies and advanced semiconductor packaging. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput to gain an incremental yield edge critical to success. Founded in 1986, Photon Dynamics has approximately 320 employees with sales offices and customer support services in San Jose and Aliso Viejo, California; Austin, Texas; Beijing, China; Eindhoven, The Netherlands; Hsinchu and Taipei, Taiwan; Markham, Ontario, Canada; Redhill, Surrey, UK; Seoul, Republic of Korea; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

About Advanced Research Technologies, Inc.

Advanced Research Technologies Inc. is a North-American company that is involved in research, design, development, and marketing of optical and infrared technologies used in the detection of anomalies in the medical and electronics industries. ART is in the process of bringing to market an optical imaging device to detect and diagnose breast cancer. The device, known as SoftScan®, represents an innovative imaging solution for the detection of breast cancer without the adverse consequences associated with traditional technology. SoftScan® uses the time domain technique in optical imaging, which generates the most information possible about tissue. ART is also working on the development of a novel and proprietary molecular imaging technology, designed to characterize and measure cellular and molecular processes and pathways. ART has been listed on the Toronto Stock Exchange since June 29, 2000 (TSX: ARA).

Safe Harbor Statement

The statements in this press release regarding the benefits Photon Dynamics expects to obtain from the acquisition, and the expected timing of the closing of the acquisition, are forward-looking statements that involve a number of uncertainties and risks. The timing and success of the acquisition and benefits Photon Dynamics ultimately obtains may differ from Photon Dynamics' expectations. Such uncertainties and risks include, without limitation: the potential failure of Photon Dynamics or ART to satisfy the closing conditions for the acquisition (in which case the acquisition may not close); potential difficulties and uncertainties in the assimilation of operations, strategies, technologies, methodologies and products of ISIS into Photon Dynamics; the risk of loss of key personnel of ISIS; diversion of management attention from other business concerns; the risk that the market will not accept the new Photon Dynamics product resulting from the acquisition of ISIS; and the risk that Photon Dynamics will not be able to develop new products using the acquired technology for technological or other reasons. As a result actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Risk Factors" in Photon Dynamics' Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 24, 2002.

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  Exhibit 99.1